Exhibit 99.1
to Two Rivers Water Company 8K filed on 27 September 2010
Copy of the Press Release

Two Rivers Water Company Acquires 100% Interest in HCIC Holdings, LLC

DENVER, Colorado, September 22, 2010  -- Two Rivers Water Company ("Two Rivers") (OTCBB:TURV) announced today it has acquired 100% interest in HCIC Holdings, LLC (“HCIC”).  HCIC was formed as a joint venture between Two Rivers Water Company and Two Rivers Basin, LLC (“TRB”) for the purpose of acquiring and developing the Huerfano-Cucharas Irrigation Company and associated water assets in Huerfano and Pueblo Counties in Colorado.  Previously Two Rivers and TRB each owned 50% of HCIC.

In exchange for purchasing 100% of the membership interest in HCIC held by TRB, Two Rivers issued 7,500,000 shares of its common stock to the members of TRB.

 “As a result of this purchase, Two Rivers is evaluating fair value accounting.   We are working with our engineers and hydrologist on an updated valuation of the business acquired,” said Wayne Harding, Chief Financial Officer of Two Rivers.

John McKowen, CEO of Two Rivers, stated, “This enables us to more effectively manage and develop the water, farming and energy opportunities available to Two Rivers.  The purchase is accretive to our balance sheet and removes any potential conflicts of interest between Two Rivers and TRB.  It gives the shareholders of Two Rivers 100% of the benefit of Two River’s management and capital.”

Mr. McKowen went on to say, “Unlike many speculative and infrastructure dependent business models designed to try and take advantage of the arbitrage between agricultural and municipal water prices in Colorado, Two Rivers has developed a business model whereby it has all the necessary components to currently capture revenue streams from storing and delivering water, growing crops and producing energy through micro hydro electrical generators.”

About Two Rivers Water Company

Formed in December 2002, Two Rivers is focused on acquiring and developing water, farming and alternative energy resources in southern Colorado.

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.    Such factors include, among others, the inherent uncertainties associated with developing and acquiring land, water resources and alternative energies.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:  John McKowen
Two Rivers Water Company
Symbol TURV, OTCBB
Phone:  +1 (303) 222-1000
Email:  jmckowen@2riverswater.com